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                                                                EXHIBIT 15


Ultra Motorcycle Company
(formerly Bikers Dream, Inc.)
3810 Wacker Drive
Mira Loma, California  91752


We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim financial information of Ultra Motorcycle Company (formerly Bikers Dream, Inc.) and consolidated subsidiaries for the three-month period ended March 31, 2001, as indicated in our report dated June 19, 2001; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001, is incorporated by reference in the Registration Statements of Ultra Motorcycle Company (formerly Bikers Dream, Inc.) on Forms S-8 (#333-54962, dated February 5, 2001), S-3/A (#333-90747, dated January 26, 2000), S-3/A (#333-72167, dated
August 25, 1999), S-8 (#333-68971, dated December 15, 1998), S-8 (#333-32639, dated August 1, 1997), S-3/A (#333-17829, dated May 23, 1997), and S-8
(#333-26719, dated May 8, 1997).

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
June 20, 2001